Exhibit 99.1

Financial Results for the Year Ended December 31, 2021 (Unaudited)

February 10, 2022

Company Name:	Techpoint, Inc.
Listed Exchange:	Mothers market of the Tokyo Stock Exchange
Identification Code:	6697
Website URL:	www.techpoint.co.jp
Representative:	Fumihiro Kozato, President and Chief Executive Officer
Contact:	Hiroshi Kondo, Vice President Corporate Marketing and
President of Techpoint Japan KK
03-6205-8405
Expected Date of Annual Shareholders Meeting:	June 2, 2022
Expected Date of Annual Securities Report Filing:	March 11, 2022
Expected Start Date of Dividend Payment:	February 15, 2022
Supplementary Materials for Financial Results:	Included
Earnings Announcement for Financial Results:	Included

1.	Financial Results for the Year Ended December 31, 2021 (January 1, 2021 to December 31, 2021)

(1)	Consolidated Operating Results

(Unit: thousands, % change as compared to the previous year)

	Revenue		Income from Operations		Income Before Income Taxes		Net Income		Non-GAAP Net Income
Year Ended December 31,	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change
2021	$64,707	88.4%	$19,885	437.7%	$19,914	408.5%	$17,287	417.3%	$18,889	309.7%
	¥7,442,599		¥2,287,173		¥2,290,508		¥1,988,351		¥2,172,613
2020	$34,339	7.2%	$3,698	54.4%	$3,916	59.9%	$3,342	52.3%	$4,610	33.2%
	¥3,949,672		¥425,344		¥450,418		¥384,397		¥530,242

The Company’s consolidated financial statements are prepared in U.S. dollars. For amounts disclosed in Japanese yen, an exchange rate of ¥115.02 Japanese yen to $1.00 U.S. dollar was used based on the Telegraphic Transfer Middle Rate quoted by Mitsubishi UFJ Financial Group’s official index as of December 30, 2021. This rate is also used for amounts disclosed in Japanese yen for prior periods in order to exclude the impact from the change in foreign currency exchange rates when comparing financial results in the current period to those in the prior period, which is permitted according to the current disclosure requirements for Tanshin in Japan.

The Company’s comprehensive income for the year ended December 31, 2021 and 2020 was $17.2 million (¥1,980.6 million, 406.8%) and $3.4 million (¥390.8 million, 55.9%), respectively. The Company’s non-GAAP operating income for the year ended December 31, 2021 was $21.7 million (¥2,499.4 million) based on the exclusion of stock-based compensation of $1.8 million  (¥212.2 million). The Company’s non-GAAP net income for the year ended December 31, 2021 was $18.9 million (¥2,172.6 million) based on the exclusion of stock-based compensation of $1.8 million  (¥212.2 million) and the relating income tax impact based on a 13.19% effective tax rate. The Company’s non-GAAP operating income for the year ended December 31, 2020 was $5.2 million (¥596.3 million) based on the exclusion of stock-based compensation of $1.5 million (¥170.9 million). The Company’s non-GAAP net income for the year ended December 31, 2020 was $4.6 million (¥530.2 million) based on the exclusion of stock-based compensation of $1.5 million (¥170.9 million) and the relating income tax impact based on an assumed 14.66% effective tax rate.

(Unit: $ or ¥, except for % data)

Year Ended December 31,	Basic EPS	Diluted EPS	Non-GAAP Basic EPS	Non-GAAP Diluted EPS	Ratio of Net Income to Equity	Ratio of Income Before Tax to Total Assets	Operating Margin
2021	$0.97	$0.93	$1.06	$1.02	38.8%	37.9%	30.7%
	¥112	¥107	¥122	¥117
2020	$0.19	$0.19	$0.26	$0.26	9.6%	9.6%	10.8%
	¥22	¥22	¥30	¥30
(2)	Consolidated Financial Position

(Unit: thousands, except per share and % data)

Year Ended December 31,	Total Assets	Net Assets	Total Stockholders' Equity	Stockholders' Equity Ratio	Stockholders' Equity Per Share
2021	$61,938	$51,817	$51,817	83.7%	$2.89
	¥7,124,109	¥5,959,991	¥5,959,991		¥332
2020	$43,219	$37,373	$37,373	86.5%	$2.11
	¥4,971,049	¥4,298,642	¥4,298,642		¥243
(3)	Consolidated Cash Flows

(Unit: thousands)

Year Ended December 31,	Net Cash Provided by Operating Activities	Net Cash Provided by (Used in) Investing Activities	Net Cash Provided by (Used in) Financing Activities	Cash and Cash Equivalents
2021	$14,247	$1,183	$(135)	$27,379
	¥1,638,690	¥136,069	¥(15,528)	¥3,149,133
2020	$2,725	$(2,093)	$61	$12,084
	¥313,430	¥(240,737)	¥7,016	¥1,389,902

2.	Dividends

(Unit: $ or ¥, except for % data)

	Annual Dividend							Ratio of Total Dividends
Year Ended December 31,	First Quarter	Second Quarter	Third Quarter	Year- End	Total	Total Dividends	Payout Ratio	to Net Assets
2020	$-	$-	$-	$-	$-	$-	-	-
2021	$-	$-	$-	$-	$-	$-	-	-
2022 (Forecast)	$0.25	$-	$0.25	$-	$0.50	$-	-	-

3.	Forecasted Operating Results for the Year Ending December 31, 2022 (January 1, 2022 to December 31, 2022)

	Revenue		Income from Operations		Income Before Income Taxes		Net Income		Non-GAAP Net Income
Year Ending December 31,	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change
2022	$71,469	10.5%	$19,882	0.0%	$19,922	0.0%	$17,133	(0.9)%	$19,313	2.2%
	¥8,220,364		¥2,286,828		¥2,291,428		¥1,970,638		¥2,221,381

(Unit: thousands, except per share and % data)

Year Ending December 31,	Basic EPS	Diluted EPS	Non-GAAP Basic EPS	Non-GAAP Diluted EPS
2022	$0.94	$0.89	$1.06	$1.01
	¥108	¥102	¥122	¥116

The forecasted basic and diluted Earnings Per Share, or EPS, for the year ending December 31, 2022 was computed using a forecasted weighted average shares outstanding for the year ending December 31, 2022. The forecasted non-GAAP figures exclude stock-based compensation of $2.2 million (¥250.8 million) net of the relating income tax impact based on an assumed 14.00% effective tax rate.

The Company’s forecasts are made in U.S. dollars.

4.	Notes

(1)	Changes in subsidiaries during the period: Not Applicable
(2)	Changes in accounting policies
1.	Due to codification revisions: None
2.	Due to other reasons: None
(3)	Stock information:

	December 31, 2021	December 31, 2020
Common stock	17,928,748	17,690,062
Treasury stock	—	—
Weighted average shares outstanding used in computing net income per share	17,830,808	17,587,804

Audit Procedures:

This Tanshin is not in the scope of audit procedures by the Company’s independent auditors under the Financial Instruments and Exchange Act of Japan. Additionally, as of the date of this Tanshin, audit procedures performed in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) in the United States have yet to be completed. The Company’s independent auditors have not compiled or been involved in the preparation of the forecasted financial results for the year ending December 31, 2022. Accordingly, they assume no responsibility for the accuracy or presentation of this information.

Forward Looking Statements:

The Tanshin includes forward-looking statements that involve a number of risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual results may differ from those anticipated or expressed in these forward-looking statements as a result of various factors. All statements other than statements of historical facts contained in the Tanshin, including statements regarding the Company’s future results of operations and financial position, strategy and plans, and the Company’s expectations for future operations, are forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and trends that we believe may affect the Company’s financial condition, results of operations, strategy, short-term and long-term business operations and objectives, and financial needs. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in the Tanshin may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Any forward-looking statement made by the Company in the Tanshin speaks only as of the date on which it is made. The Company disclaims any duty to update any of these forward-looking statements after the date of the Tanshin, except as required by law.

Investors Meeting:

Please refer to the Company’s website for details on its Investors Meetings for holders of the Company’s Japanese depositary shares, or JDSs.

Appendix Index

The Company’s consolidated financial statements are prepared in U.S. dollars. For amounts disclosed in Japanese yen, an exchange rate of ¥115.02 Japanese yen to $1.00 U.S. dollar was used based on the Telegraphic Transfer Middle Rate quoted by Mitsubishi UFJ Financial Group’s official index as of December 30, 2021. This rate is also used for amounts disclosed in Japanese yen for prior periods in order to exclude the impact from the change in foreign currency exchange rates when comparing financial results in the current period to those in the prior periods, which is permitted according to the current disclosure requirements for Tanshin in Japan. The Company’s JDSs are traded on the Mothers market of the Tokyo Stock Exchange. Each JDS represents one share of common stock.

1.	Management’s Discussion and Analysis

(1)	Comparison of the Year Ended December 31, 2021 and December 31, 2020

Revenue

	Year Ended December 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Revenue	$64,707	$34,339	$30,368	88%

Revenue increased by $30.4 million, or 88%, for the year ended December 31, 2021 as compared to the year ended December 31, 2020. This was primarily due to a $16.6 million increase in security surveillance market revenue as a result of a 106% increase in the volume of shipments and a $13.8 million increase in automotive market revenue resulting from a 44% increase in the volume of shipments, partially offset by a decrease in average selling price attributable to product mix.

We have determined that pricing of our products remains stable in our target markets. Fluctuation in our overall average selling price is directly attributable to changes in product mix given the natural pricing variation of the products in our portfolio. When the product mix shifts towards the higher priced products in our portfolio, the average selling price will be higher than when the product mix shifts towards the lower price point products.

Revenue by geographic region

The table below sets forth the major components of revenues by the geographic region to which products were delivered as a percentage of total revenues for the year ended December 31, 2021 and 2020:

	Year Ended
	December 31,
	2021	2020
China	69%	64%
Taiwan	16	19
South Korea	11	14
Japan	3	2
Other	1	1
Total revenue	100%	100%

Cost of revenue and gross margin

	Year Ended December 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Cost of revenue	$29,660	$16,132	$13,528	84%
Gross margin	54%	53%

Cost of revenue increased $13.5 million, or 84%, for the year ended December 31, 2021 as compared to the year ended December 31, 2020. Gross margin increased to 54% for the year ended December 31, 2021 from 53% for the year ended December 31, 2020. Cost of revenue increased primarily due to a $12.7 million increase in cost of goods sold primarily attribute to a 73% increase in the volume of shipments, a $0.8 million increase as a result of an increase in inventory write-downs, decreased utilization of previously reserved inventory, increased warranty expense and product mix. Gross margin was positively impacted by these changes.

We expect gross margins to fluctuate in future periods due to changes in customer and product mix, average unit selling prices, manufacturing costs, adjustments to inventory, if any, and end market product demand.

Research and development expense

	Year Ended December 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Research and development	$6,371	$7,244	$(873)	(12)%

Research and development expense decreased $0.9 million, or 12%, for the year ended December 31, 2021 as compared to the year ended December 31, 2020. This decrease was primarily due to a $1.3 million decrease in tape-out expenses associated with the development of new products, offset by a $0.3 million increase in personnel costs and a $0.1 million increase in product costs related to design, prototype and software expense.

Selling, general and administrative expense

	Year Ended December 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Selling, general and administrative	$8,791	$7,265	$1,526	21%

Selling, general and administrative expenses increased by $1.5 million, or 21%, for the year ended December 31, 2021 as compared to the year ended December 31, 2020. This increase was mainly due to a $0.5 million increase in personnel costs, a $0.5 million increase in professional service fees due to additional administrative efforts associated with operating as a U.S. company that is publicly traded in Japan, a $0.3 million increase in stock-based compensation, and a $0.2 million increase in other administrative costs.

Other income – net

	Year Ended December 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Other income - net	$29	$218	$(189)	(87)%

Other income - net for the year ended December 31, 2021 decreased by $0.2 million, or 87% as compared to the year ended December 31, 2020 primarily due to the net interest income from investments.

Provision for income taxes

	Year Ended December 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Provision for income taxes	$2,627	$574	$2,053	358%

The provision for income taxes increased by $2.1 million, or 358%, for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase in the provision for income taxes was primarily due to an increase in taxable income.

Net Income

	Year Ended December 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Net income	$17,287	$3,342	$13,945	417%

As a result of the foregoing, net income increased by $13.9 million, or 417% for the year ended December 31, 2021 as compared to the year ended December 31, 2020.

(2)	Liquidity and Capital Resources

Our cash, cash equivalents and short-term investments as of December 31, 2021 were $42.3 million. We believe our existing cash, cash equivalents, short-term investments and the cash we expect to generate from operations will be sufficient to meet our anticipated cash needs for at least the next 12 months.

Operating Activities

During the year ended December 31, 2021, net cash provided by operating activities was $14.2 million, primarily due to net income of $17.3 million and non-cash charges of $3.8 million primarily attributable to stock-based compensation, noncash lease expense, depreciation and amortization, deferred income taxes and provision for excess inventories, partially offset by cash outflow from the net change in operating assets and liabilities of $6.8 million. The net cash outflow used in operating assets and liabilities was primarily attributable to a $5.2 million cash outflow for inventory as units manufactured during the period and on hand were in excess of product sales during the period to support future demand, a $0.8 million cash outflow in accrued expense due to the timing of services performed, and a $0.8 million cash outflow in lease liabilities and other liabilities due to the renewal of an operating lease.

Investing Activities

During the year ended December 31, 2021, cash provided by investing activities was $1.2 million, primarily a $17.4 million cash inflow due to proceeds from maturities of debt securities, partially offset by a $16.0 million cash outflow attributable to the purchase of debt securities and a $0.3 million cash outflow due to purchases of property and equipment.

Financing Activities

During the year ended December 31, 2021, cash used in financing activities was $0.1 million, primarily due to payments for shares withheld for tax withholdings on vesting of restricted stock units, partially offset by net proceeds from the exercise of stock options.

Forecast for the Year Ending December 31, 2022

After careful consideration of current uncertainties in the global economy, instabilities in global politics, the COVID-19 pandemic and semiconductor manufacturing constraints, the Company is providing its financial forecast for the year ending December 31, 2022 as follows.

Revenue is expected to be $71.5 million, which is an increase of 10.5% from 2021, excluding shipments of the newly developed CMOS Image Sensor product and the Door-Phone product. Revenue for the Security Surveillance Market will remain approximately the same or decrease slightly compared to that of 2021 mainly due to a cost increase in our final products and inventory adjustments caused by the global semiconductor shortage. However, additional revenue from the Security Surveillance Market can be expected if the new bidirectional audio ISP products, currently under development, go into volume production. In contrast, despite the economic inflation in many of the regions where our final products are shipped and the shortage in semiconductor supplies, revenue in the Automotive Market is expected to increase approximately 22% compared to that of 2021. The Company may continue to update its revenue guidance from time to time, as it secures manufacturing capacities for its CMOS Image Sensor and the Door-Phone product lines during the second half of the fiscal year. Operating expense is expected to be $18.7 million an increase of 23% as compared to 2021 due to an increase in headcount primarily to support sales initiatives, and an increase in new product tape-out activities, which is expected to result in the Company’s largest single year spending on tape-out activities. Operating income is expected to be $19.9 million, approximately the same as 2021. GAAP basis net income is expected to be $17.1 million, a decrease of 0.9% from 2021. Non-GAAP basis net income is expected to be $19.3 million, an increase of 2.2% from 2021.

We expect our revenue to be lower in the first quarter of 2022 as compared to the fourth quarter of 2021, largely because most of our semiconductors are sold to customers located in Asia, primarily to customers located in regions who observe the Lunar New Year holiday. Revenue is expected to be $16.0 million, a decrease of 8.5% from the fourth quarter of 2021 but an increase of 10.3% from the first quarter of 2021.

Since it is difficult to predict the future spread of COVID-19 and the timing of its cessation, the Company has calculated the forecast figures based on the assumption that COVID-19 will continue to have the same level of impact during  fiscal year 2022 as it does at present.

Dividend Policy

The Company’s Board of Directors has adopted a dividend policy to link dividend payments to business performance on an ongoing basis. The amount to be paid in future dividends will be reviewed by the Board, with an aggregate dividend target amount for each fiscal year equal to approximately 50% of our annual non-GAAP net income for the prior fiscal year. The Company anticipates making payment of future dividends in two installments following its December 31 year end. This policy can be modified or terminated at any time at the discretion of the Company’s Board of Directors, including the Board’s determination to cease paying dividends in the future. The payment will be made in accordance with and subject to the terms of the Trust Agreement dated August 31, 2017 between the Company; Mizuho Securities Co., Ltd.; Mitsubishi UFJ Trust and Banking Corporation; and The Master Trust Bank of Japan, Ltd., which agreement governs the rights of JDS holders.

2022 Dividend

On December 22, 2021, the Company announced a special cash dividend of an aggregate of $0.50 per share for fiscal 2022, payable in two equal installments of $0.25 per share. The first installment of the dividend has been accrued as of December 31, 2021 in the amount of $4.5 million and is payable to stockholders of record on January 31, 2022. The payment date for the first installment on its shares of common stock (including common stock underlying its Japanese Depositary Shares (JDS)) will be February 15, 2022. The second installment of the dividend is not accrued as of December 31, 2021 because it is anticipated to be paid in the third fiscal quarter of 2022 and the declaration of the second installment is subject to the Board approval and in accordance with applicable law. The Company intends to provide additional information about the second installment of the dividend in the second fiscal quarter of 2022. The timing for receipt of the dividend payments by individual holders of Techpoint common stock and JDSs will vary due to the payment process for JDS holders. The amount paid to JDS holders will be reduced by any applicable U.S. withholding income tax, and then converted into Japanese Yen. Once the dividend is converted into Japanese Yen, a distribution payment fee and any additional local taxes will be paid from the distribution amount. As a result, the net amount of the first dividend installment that is ultimately received by JDS holders will be less than $0.25 per JDS. The Company anticipates that JDS holders will receive the payment of the first installment of the fiscal 2022 dividend in their accounts in late-March 2022.

2.	Accounting Policy Changes

None.

3.	Consolidated Financial Statements and Supplementary Data (Unaudited)

(1)	Consolidated Balance Sheets

(Unit: thousands, except share data)

	December 31, 2021		December 31, 2020
	$	¥	$	¥
Assets
Current assets:
Cash and cash equivalents	$27,379	¥3,149,133	$12,084	¥1,389,902
Short-term investments	14,942	1,718,628	17,567	2,020,556
Accounts receivable	336	38,647	118	13,572
Inventory	13,522	1,555,300	8,901	1,023,794
Prepaid expenses and other current assets	895	102,943	614	70,622
Total current assets	57,074	6,564,651	39,284	4,518,446
Property and equipment - net	713	82,009	647	74,418
Deferred tax assets	584	67,172	588	67,632
Right-of-use assets	1,009	116,055	959	110,304
Other assets	2,558	294,222	1,741	200,249
Total assets	$61,938	¥7,124,109	$43,219	¥4,971,049
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,838	¥211,406	$1,457	¥167,585
Accrued liabilities	1,895	217,963	2,523	290,195
Liability related to early exercised stock options	1	115	19	2,185
Customer deposits	775	89,141	735	84,540
Lease liabilities	525	60,386	720	82,814
Dividend payable	4,504	518,050	—	—
Total current liabilities	9,538	1,097,061	5,454	627,319
Other liabilities	583	67,057	392	45,088
Total liabilities	10,121	1,164,118	5,846	672,407
Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $0.0001 per share - 5,000,000 shares authorized as of December 31, 2021 and 2020; nil shares issued and outstanding as of December 31, 2021 and 2020.	—	—	—	—
Common stock, par value $0.0001 per share - 75,000,000 shares authorized as of December 31, 2021 and 2020; 17,928,748 and 17,690,062 shares issued and outstanding as of December 31, 2021 and 2020, respectively	2	230	2	230
Additional paid-in capital	24,251	2,789,350	22,523	2,590,595
Accumulated other comprehensive income (loss)	(26)	(2,991)	41	4,716
Retained earnings	27,590	3,173,402	14,807	1,703,101
Total stockholders’ equity	51,817	5,959,991	37,373	4,298,642
Total liabilities and stockholders’ equity	$61,938	¥7,124,109	$43,219	¥4,971,049

(2)	Consolidated Statements of Operations and Comprehensive Income

(Unit: thousands, except share and per share data)

	Year Ended December 31, 2021		Year Ended December 31, 2020
	$	¥	$	¥
Revenue	$64,707	¥7,442,599	$34,339	¥3,949,672
Cost of revenue	29,660	3,411,493	16,132	1,855,503
Gross profit	35,047	4,031,106	18,207	2,094,169
Operating expenses
Research and development	6,371	732,792	7,244	833,205
Selling, general and administrative	8,791	1,011,141	7,265	835,620
Total operating expenses	15,162	1,743,933	14,509	1,668,825
Income from operations	19,885	2,287,173	3,698	425,344
Other income - net	29	3,335	218	25,074
Income before income taxes	19,914	2,290,508	3,916	450,418
Income taxes	2,627	302,157	574	66,021
Net income	$17,287	¥1,988,351	$3,342	¥384,397
Basic	$0.97	¥112	$0.19	¥22
Diluted	$0.93	¥107	$0.19	¥22
Weighted-average shares outstanding used in computing net income per share:
Basic	17,830,808		17,587,804
Diluted	18,565,882		17,929,541
Comprehensive income:
Net income	$17,287	¥1,988,351	$3,342	¥384,397
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on available-for-sale debt securities, net of tax benefit (expense) of $18, and ($11) for year ended December 31, 2021 and 2020, respectively	(67)	(7,707)	56	6,441
Comprehensive income	$17,220	¥1,980,644	$3,398	¥390,838

(3)	Consolidated Statements of Stockholders’ Equity

(Unit: thousands, except share data)

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Retained	Total Stockholders'
	Shares	Amount	Capital	Income (Loss)	Earnings	Equity
Balances as of December 31, 2019	17,449,572	$2	$20,928	$(15)	$11,465	$32,380
		¥230	¥2,407,139	¥(1,725)	¥1,318,704	¥3,724,348
Other comprehensive income - unrealized gain on available-for-sale debt securities	—	$—	$—	$56	$—	$56
		¥—	¥—	¥6,441	¥—	¥6,441
Issuance of common stock upon exercise of stock options and vesting of early exercised options	123,817	$—	$224	$—	$—	$224
		¥—	¥25,763	¥—	¥—	¥25,763
Issuance of common stock upon vesting of restricted stock units	141,175	$—	$—	$—	$—	$—
		¥—	¥—	¥—	¥—	¥—
Shares repurchased for tax withholdings on vesting of restricted stock units	(24,502)	$—	$(115)	$—	$—	$(115)
		¥—	¥(13,227)	¥—	¥—	¥(13,227)
Stock-based compensation	—	$—	$1,486	$—	$—	$1,486
		¥—	¥170,920	¥—	¥—	¥170,920
Net income	—	$—	$—	$—	$3,342	$3,342
		¥—	¥—	¥—	¥384,397	¥384,397
Balances as of December 31, 2020	17,690,062	$2	$22,523	$41	$14,807	$37,373
		¥230	¥2,590,595	¥4,716	¥1,703,101	¥4,298,642
Other comprehensive loss - unrealized loss on available-for-sale debt securities	—	$—	$—	$(67)	$—	$(67)
		¥—	¥—	¥(7,707)	¥—	¥(7,707)
Issuance of common stock upon exercise of stock options and vesting of early exercised options	110,084	$—	$182	$—	$—	$182
		¥—	¥20,934	¥—	¥—	¥20,934
Issuance of common stock upon vesting of restricted stock units	151,608	$—	$—	$—	$—	$—
		¥—	¥—	¥—	¥—	¥—
Shares repurchased for tax withholdings on vesting of restricted stock units	(23,006)	$—	$(299)	$—	$—	$(299)
		¥—	¥(34,391)	¥—	¥—	¥(34,391)
Stock-based compensation	—	$—	$1,845	$—	$—	$1,845
		¥—	¥212,212	¥—	¥—	¥212,212
Cash dividends declared ($0.25 per share)	—	$—	$—	$—	$(4,504)	$(4,504)
		¥—	¥—	¥—	¥(518,050)	¥(518,050)
Net income	—	$—	$—	$—	$17,287	$17,287
		¥—	¥—	¥—	¥1,988,351	¥1,988,351
Balances as of December 31, 2021	17,928,748	$2	$24,251	$(26)	$27,590	$51,817
		¥230	¥2,789,350	¥(2,991)	¥3,173,402	¥5,959,991

(4)	Consolidated Statements of Cash Flows

(Unit: thousands, except share data)

	Year Ended December 31, 2021		Year Ended December 31, 2020
	$	¥	$	¥
Cash Flows From Operating Activities
Net income	$17,287	¥1,988,351	$3,342	¥384,397
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	400	46,008	358	41,176
Stock-based compensation	1,845	212,212	1,486	170,920
Amortization of premium on available-for-sale investments	186	21,394	141	16,218
Write-off of deferred costs and long lived assets	3	345	3	345
Inventory valuation adjustment	558	64,181	164	18,863
Deferred income taxes	22	2,530	78	8,972
Noncash lease expense	739	85,000	684	78,674
Changes in operating assets and liabilities:
Accounts receivable	(218)	(25,074)	(11)	(1,265)
Inventory	(5,179)	(595,689)	(3,017)	(347,015)
Prepaid expenses and other current assets	(225)	(25,880)	330	37,957
Other assets	14	1,610	(13)	(1,495)
Accounts payable	381	43,823	(76)	(8,742)
Accrued expenses	(813)	(93,511)	546	62,801
Customer deposits	40	4,601	(636)	(73,153)
Lease liabilities	(365)	(41,982)	(101)	(11,617)
Other liabilities	(428)	(49,229)	(553)	(63,606)
Net cash provided by operating activities	14,247	1,638,690	2,725	313,430
Cash Flows From Investing Activities
Purchase of property and equipment	(284)	(32,666)	(508)	(58,430)
Purchase of debt securities	(15,953)	(1,834,914)	(12,594)	(1,448,562)
Proceeds from maturities of debt securities	17,420	2,003,649	11,009	1,266,255
Net cash provided by (used in) investing activities	1,183	136,069	(2,093)	(240,737)
Cash Flows From Financing Activities
Net proceeds from exercise of stock options	164	18,863	176	20,244
Payment for shares withheld for tax withholdings on vesting of restricted stock units	(299)	(34,391)	(115)	(13,228)
Net cash provided by (used in) financing activities	(135)	(15,528)	61	7,016
Net increase in cash and cash equivalents	15,295	1,759,231	693	79,709
Cash and cash equivalents at beginning of period	12,084	1,389,902	11,391	1,310,193
Cash and cash equivalents at end of period	$27,379	¥3,149,133	$12,084	¥1,389,902
Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$3,108	¥357,482	$67	¥7,706
Supplemental Disclosure of Noncash Investing and Financing Information
Property and equipment purchased but not yet paid	$230	¥26,455	$51	¥5,866
Vesting of early exercised options	$18	¥2,070	$44	¥5,061
Cash dividend declared but not yet paid	$4,504	¥518,050	$—	¥—

(3)	Notes to Consolidated Financial Statements

Going Concern

Not applicable.

Basis of Consolidation and Accounting Standards

The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated. The functional currency of each of the Company’s subsidiaries is the U.S. dollar. Foreign currency gains or losses are recorded as other income (expense) in the Consolidated Statements of Operations and Comprehensive Income.

Segment Information

The Company’s chief operating decision maker, the chief executive officer, reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance on a regular basis. Accordingly, the Company considers itself to be one reportable segment, which is comprised of one operating segment, the designing, marketing and selling of mixed-signal integrated circuits for the security surveillance and automotive markets.

Product revenue from customers is designated based on the geographic region to which the product is delivered. Revenue by geographic region was as follows (in thousands):

	Year Ended
	December 31,
	2021	2020
China	$44,549	$22,105
Taiwan	10,611	6,587
South Korea	6,921	4,660
Japan	1,792	610
Other	834	377
Total revenue	$64,707	$34,339

Revenue by principal product lines were as follows (in thousands):

	Year Ended
	December 31,
	2021	2020
Security surveillance	$32,636	$16,104
Automotive	32,071	18,235
Total revenue	$64,707	$34,339

Net Income Per Share

The following table presents the calculation of basic and diluted net income per share (amounts in thousands, except per share data):

	Year Ended
	December 31,
	2021	2020
Numerator:
Basic:
Net income	$17,287	$3,342
Diluted:
Net income	$17,287	$3,342
Denominator:
Basic shares:
Weighted-average shares used in computing basic net income per share	17,830,808	17,587,804
Diluted shares:
Effect of potentially dilutive securities:
Stock awards (1)	735,074	341,737
Weighted-average shares used in computing diluted net income per share	18,565,882	17,929,541
Net income per share:
Basic	$0.97	$0.19
Diluted	$0.93	$0.19
Non-GAAP net income (2):
Non-GAAP net income	$18,889	$4,610
Basic shares:
Weighted-average shares used in computing basic non-GAAP net income per share	17,830,808	17,587,804
Non-GAAP net income per share:
Non-GAAP Basic	$1.06	$0.26

(1)	Includes vesting of early-exercised options.
(2)	Please refer to “Consolidated Operating Results” under “Financial Results for the Year Ended December 31, 2021 (January 1, 2021 to December 31, 2021)” for further non-GAAP information.